Exhibit 1

WAIVER AND FORBEARANCE AGREEMENT

THIS WAIVER AND FORBEARANCE AGREEMENT (this “Agreement”) is made as of October 9, 2008 by and among OLD DOMINION ELECTRIC COOPERATIVE, a wholesale power supply cooperative organized under the laws of the Commonwealth of Virginia (“ODEC”), DAIMLERCHRYSLER CAPITAL SERVICES (DEBIS) LLC (as successor to EPC Corporation), a Delaware limited liability company (the “Owner Participant”) and WILMINGTON TRUST COMPANY, not in its individual capacity, but solely as trustee of the Clover Unit 2 Generating Trust (in such capacity, the “Facility Owner”).

W I T N E S S E T H   T H A T

WHEREAS, ODEC, the Owner Participant and the Facility Owner are parties to that certain Participation Agreement, (as amended, modified and supplemented and in effect from time to time, the “Participation Agreement”) dated as of July 1, 1996, by and among ODEC, Clover Unit 2 Generating Trust, a Delaware business trust, Wilmington Trust Company (in the capacities specified therein) the Owner Participant, Utrecht-America Finance Co. (in the capacities specified therein) and the Facility Owner, as amended; and

WHEREAS, AMBAC furnished the Surety Bond to the Owner Participant in connection with the Overall Transaction; and

WHEREAS, on or prior to July 7, 2008, AMBAC ceased to have a claims paying ability rated “AAA” by S&P and “Aaa” by Moody’s; and

WHEREAS, on July 7, 2008, the Owner Participant mailed a notice to ODEC under, and in accordance with, Section 7.8 of the Participation Agreement which ODEC received on July 14, 2008 (the “Replacement Notice”) to the effect that the Surety Bond had ceased to be a Qualifying Surety Bond; and

WHEREAS, in accordance with Section 7.8 of the Participation Agreement, in the event that the Surety Bond ceased to be a Qualifying Surety Bond, ODEC is obligated to replace the Surety Bond with a replacement Qualifying Surety Bond, a Qualifying Letter of Credit or other credit enhancement acceptable to the Owner Participant in its sole discretion or a combination thereof (such replacement Qualifying Surety Bond, Qualifying Letter of Credit or other acceptable credit enhancement, “Replacement Credit Enhancement”) on or prior to October 14, 2008 (the “Replacement Date”); and

WHEREAS, in discussions with the Owner Participant, ODEC has advised the Owner Participant that ODEC believes that the Surety Bond continues to be a Qualifying Surety Bond and has not, and will not, replace the Surety Bond with Replacement Credit Enhancement on or before the Replacement Date; and

WHEREAS, ODEC has requested that the Owner Participant and the Facility Owner conditionally waive the provisions of Section 16(i) of each of the Operating Equipment Agreement and the Operating Foundation Agreement (collectively, the “Operating Agreements”) and Section 7.8 of the Participation Agreement as the same relate to the Replacement Event (collectively, the “Waived Provisions”) and forbear from exercising its rights and remedies with respect to the Replacement Event specified herein (if any) under the Participation Agreement and the other Operative Documents (including the Surety Bond) for the Waiver Period specified herein and on the terms and conditions specified herein; and

WHEREAS, the Owner Participant and the Facility Owner are each willing to agree to conditionally waive the Waived Provisions and to forbear from exercising their respective rights and remedies with respect to the Replacement Event for the Waiver Period specified herein and on the terms and conditions specified herein;

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions.

Unless otherwise defined herein, all capitalized terms used herein, but not otherwise defined herein, shall have the meaning assigned to such terms in the Participation Agreement, and the General Provisions of the Glossary to the Participation Agreement shall be incorporated herein mutatis mutandis as if this Agreement were an Operative Document.

2. Acknowledgments of ODEC.

(a) Acknowledgment of Obligations. ODEC hereby acknowledges and confirms its obligations under the Operative Documents and acknowledges, confirms, represents and warrants that, on and as of the date hereof, it has no defenses, setoffs, claims, counterclaims or causes of action of any kind or nature whatsoever with respect to such obligations.

(b) Acknowledgment of Absence of Defaults under Old Dominion Indenture and Absence of Defaults under the Operative Documents. ODEC hereby acknowledges, confirms, represents and warrants that, on and as of the date hereof: (i) no “Event of Default” (any such “Event of Default” an “Old Dominion Indenture Event of Default”) or, to its Actual Knowledge, event which with notice or lapse of time or both would become such an “Event of Default” (any such event an “Old Dominion Indenture Default”) has occurred and is continuing under the Old Dominion Indenture and (ii) no Event of Default or, to its Actual Knowledge, event which with notice or lapse of time or both would become an Event of Default has occurred and is continuing (any such event an “Operating Agreements Default”).

3. Waiver and Forbearance in Respect of the Replacement Event.

(a) Acknowledgment of Replacement Notice, Etc. ODEC hereby acknowledges and agrees that, if Section 7.8 of the Participation Agreement requires ODEC to replace the

Surety Bond with Replacement Credit Enhancement: (i) the Replacement Notice was received by ODEC on July 14, 2008, complies with the provisions of Section 7.8 of the Participation Agreement and is an effective notice under such section and (ii) as a result of ODEC’s receipt of the Replacement Notice, ODEC is obligated to so replace the Surety Bond with Replacement Credit Enhancement on or prior to October 14, 2008.

(b) Waiver and Forbearance for the Waiver Period.

(i) In reliance upon the representations, warranties and covenants of ODEC contained in this Agreement, and subject to the terms and conditions of this Agreement, the Owner Participant and the Facility Owner each (A) waives compliance by ODEC with the Waived Provisions and (B) agrees to forbear from delivering any notice of default with respect to, or exercising, or causing the exercise of, the rights and remedies of the Owner Participant or the Facility Owner under the Operative Documents or applicable law in respect of or arising out of, the failure by ODEC to replace the Surety Bond with Replacement Credit Enhancement on or before October 14, 2008 in accordance with Section 7.8 of the Participation Agreement (such failure, the “Replacement Event”) for the period (the “Waiver Period”) commencing on the date this Agreement becomes effective in accordance with Section 13 hereof and ending on the date five (5) Business Days after the earliest to occur of: (A) December 5, 2008 and (B) receipt by the Owner Participant of written notice from ODEC pursuant to Section 5(a) of this Agreement or receipt by ODEC of written notice from the Owner Participant of the occurrence of any of the following acts, events or circumstances (1) AMBAC ceases to have a claims paying ability rated “A” by S&P and “A” by Moody’s; (2) an Old Dominion Indenture Event of Default or, to the extent it could reasonably be expected to have a material adverse effect on the Owner Participant’s ability to exercise its rights and remedies under the Operating Agreements or the other Operative Documents, an Old Dominion Indenture Default shall occur and be continuing under the Old Dominion Indenture; (3) an Event of Default or, to the extent it could reasonably be expected to have a material adverse effect on the Owner Participant’s ability to exercise its rights and remedies under the Operating Agreements or the other Operative Documents, an Operating Agreements Default shall occur or be continuing; (4) except during the Unwind Period (as defined below), ODEC shall take any action, or commence any proceeding, to prevent, hinder or delay the Owner Participant or the Facility Owner from exercising any rights or remedies available to it under the Operative Documents (including the Surety Bond) arising out of or in connection with the Replacement Event; (5) any Person (other than ODEC) shall take any action, or commence any proceeding, to prevent, hinder or delay the Owner Participant or the Facility Owner from exercising any rights or remedies available to it under the Operative Documents (including the Surety Bond) arising out of or in connection with the Replacement Event; (6) AMBAC shall contest in any manner the validity or enforceability of any provision of the Surety Bond; or denies that it has any or further liability or obligation under any provision of the Surety Bond, or purports to revoke, terminate or rescind any provision of the Surety Bond or (7) failure by ODEC to perform any of its obligations (A) under Section 5 of this Agreement or (B) under any other provision of this Agreement in any material respect (any such act, event or circumstance referred to in clauses (1) to (7) above shall constitute a “Termination Event,” and the period commencing on the earlier of December 5, 2008 or the date of receipt of written notice of the occurrence of a Termination Event by ODEC from the Owner Participant, or by the Owner Participant from ODEC, and ending on the last day of the Waiver Period, the “Unwind Period”). Anything in this Section 3(b)(i) to the contrary notwithstanding, in the event, that during the Unwind Period, ODEC shall take any action or commence any proceeding referred to in clause 4 of the definition of “Termination Event” above, the Owner Participant and the Facility Owner may oppose such actions or defend themselves or their respective rights in such proceedings to the maximum extent permitted under applicable law (except that neither the Owner Participant or the Facility Owner can deliver any notice of default with respect to the Replacement Event until the Waiver Period ends).

(ii) Upon the termination of the Waiver Period, the waiver by the Owner Participant and the Facility Owner of the Waived Provisions, and the agreement of the Owner Participant and the Facility Owner to forbear, shall automatically and without further action terminate and be of no force and effect; it being expressly agreed that the effect of such termination will be to permit the Owner Participant and the Facility Owner to exercise, or cause the exercise of, any rights and remedies available to it under the Operative Documents (including the Surety Bond), if any, immediately, without any further notice, passage of time or forbearance of any kind.

(c) No Waivers; Reservation of Rights.

(i) Except as expressly set forth in Section 3(b)(i) of this Agreement, (A) the Owner Participant and the Facility Owner have not waived, and are not waiving, by the execution of this Agreement, any current or subsequent obligation of ODEC to replace a surety bond under Section 7.8 of the Participation Agreement, any Event of Default or Operating Agreements Default which has occurred or may hereafter occur (whether the same or similar to the Replacement Event or otherwise) and (B) the Owner Participant and the Facility Owner have not agreed to forbear with respect to any of their respective rights or remedies concerning any current or subsequent obligation of ODEC to replace a surety bond under Section 7.8 of the Participation Agreement, any Event of Default or Operating Agreements Default, which may have occurred or is continuing as of the date hereof or which may occur after the date hereof.

(ii) ODEC has not acknowledged and agreed, and is not acknowledging and agreeing by the execution of this Agreement, that Section 7.8 of the Participation Agreement requires ODEC to replace the Surety Bond with Replacement Credit Enhancement or that the Replacement Event has occurred.

(iii) Each of the Owner Participant and the Facility Owner each reserves the right, in its sole discretion, to exercise, or cause the exercise of, any or all of its rights and remedies under the Operative Documents and applicable law as a result of (A) (subject to Section 3(b) hereof) the Replacement Event and any related default or (B) any other Event of Default or Operating Agreements Default which has occurred or may hereafter occur.

(iv) Without limiting the generality of the foregoing, ODEC will not claim that any prior action or course of conduct by the Owner Participant or the Facility Owner with respect to any subsequent obligation of ODEC to replace a surety bond under Section 7.8 of the Participation Agreement, or any related Event of Default or Operating Agreements Default which has occurred or may hereafter occur (whether the same or similar to the Replacement Event or otherwise) constitutes an agreement or obligation to continue such action or course of conduct in the future. ODEC acknowledges that the Owner Participant and the Facility Owner have not made any commitment as to extend or renew the Waiver Period or as to how or whether the Replacement Event and any related default or any other Event of Default or Operating Agreements Default will be resolved upon termination or expiration of the Waiver Period.

4. Representations and Warranties of the Parties.

Each of the parties hereto hereby represents and warrants to each of the other parties hereto that:

(a) Such party has the power and authority to enter into this Agreement, and to do all acts and things as are required or contemplated hereunder to be done, observed and performed by such party;

(b) This Agreement has been duly authorized (by all necessary corporate action and otherwise), validly executed and delivered by such party and constitutes the legal, valid and binding obligation of such party enforceable against it in accordance with its terms; and

(c) The execution and delivery of this Agreement and such party’s performance hereunder and thereunder do not and will not require the consent or approval of any governmental authority, nor be in contravention of or in conflict with such party’s articles of incorporation or by-laws or similar document, or the provisions of any statute, or any judgment, order, or indenture, instrument, agreement, or undertaking, to which such party is a party or by which such party or its assets or properties are or may become bound.

5. Additional Agreements.

ODEC hereby agrees with the Owner Participant and the Facility Owner as follows:

(a) ODEC shall give written notice to the Owner Participant and the Facility Owner promptly, but in no case later than two Business Days after obtaining Actual Knowledge of the occurrence any Termination Event; and

(b) Except during the Unwind Period, ODEC shall not, and shall not cause any other Person to, take any action, or commence any proceeding, during the Waiver Period to prevent, hinder or delay the Owner Participant or the Facility Owner from exercising any rights or remedies available to it under the Operative Documents (including the Surety Bond) arising out of or in connection with the Replacement Event.

6. No Amendments.

Except for agreements set forth in this Agreement, each of the Operative Documents shall remain unchanged and in full force and effect. Except as expressly set forth in Section 3(b)(i) hereof, no waiver by Owner Participant or the Facility Owner under any Operative Document is granted or intended and each of the Owner Participant and the Facility Owner expressly reserves the right to require strict compliance with the terms of the Operative Documents. This Agreement and the agreements of the parties hereto set forth herein shall not constitute or evidence a course of dealing at variance with the Operative Documents such as to require further notice by any of the parties hereto to require strict compliance with the terms of the Operative Documents in the future.

7. Counterparts.

This Agreement maybe executed in multiple counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by facsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.

8. Applicable Law.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

9. Captions.

The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

10. Owner Participant and Facility Owner Fees and Expenses.

ODEC shall pay all reasonable expenses incurred by the Owner Participant and the Facility Owner in the drafting, negotiation and closing of the documents and transactions contemplated hereby, including the reasonable fees and disbursements of the counsel to the Owner Participant and the Facility Owner.

11. Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of ODEC, the Owner Participant, the Facility Owner and their respective successors and assigns under the Operative Documents, except that ODEC shall not have the right to assign any of their rights hereunder or delegate any of their obligations hereunder without the prior written consent of the Owner Participant. Any such impermissible assignment or delegation shall be void and of no effect.

12. Notices.

Unless otherwise specifically provided herein, any notice delivered under this Agreement shall be in writing addressed to the respective party as set forth on the appropriate signature page hereto and may be personally served, telecopied or sent by overnight courier service or certified or registered United States mail and shall be deemed to have been given (a) if delivered in person, when delivered; (b) if delivered by telecopy, on the date of transmission if transmitted on a Business Day before 2:00 p.m. prevailing time at the location of the recipient or, if not, on the next succeeding Business Day; (c) if delivered by overnight courier, one (1) Business Day after delivery to such courier properly addressed; or (d) if by United States mail, four (4) Business Days after deposit in the United States mail, postage prepaid and properly addressed.

13. Conditions to Effectiveness of this Agreement.

As a condition precedent to the effectiveness of this Agreement, this Agreement shall be executed in one or more counterparts by the Owner Participant, the Facility Owner and ODEC.

(Signature pages follow)

IN WITNESS WHEREOF, ODEC, the Owner Participant and the Facility Owner have caused this Agreement to be duly executed by their respective duly authorized representatives, as a sealed instrument, all as of the day and year first above written.

OLD DOMINION ELECTRIC COOPERATIVE

By:	/s/ Robert L. Kees
Name:	Robert L. Kees
Title:	Senior Vice President & Chief Financial Officer

Address for notices:

Old Dominion Electric Cooperative 4201 Dominion Boulevard Glen Allen, VA 23060

Telecopier No.: (804) 747-3742 Telephone No.: (804) 968-4034

Attention: Senior Vice President & Chief Financial Officer
(Robert L. Kees)

DAIMLERCHRYSLER CAPITAL SERVICES (DEBIS) LLC

By:	/s/ Kenneth Casper
Name:	Kenneth Casper
Title:	President

By:	/s/ Ruben Simmons
Name:	Ruben Simmons
Title:	Vice President

Address for Notices:

DaimlerChrysler Capital Services (debis) LLC 36455 Corporate Drive E-3183 Farmington Hills, Michigan 48331

Telephone No.: (248) 991-6638 Telecopier No.: (248) 991-6459

Attention:	Kenneth D. Casper

WILMINGTON TRUST COMPANY, not in its individual capacity but solely as trustee for the Clover Unit 2 Generating Trust

By:	/s/ Jose L. Paredes
Name:	Jose L. Paredes
Title:	Assistant Vice President

Address for Notices:

Clover Unit 2 Generating Trust c/o Wilmington Trust Company Rodney Square North 1100 North Market Street Wilmington, Delaware 19890-0001

Telecopier No.: (302) 651-1000 Telephone No.: (302) 651-8882

Attention:	Corporate Trust Administration